Entera Bio Submits Streamlined Phase 3 Protocol to Initiate Registrational Program for EB613 in Postmenopausal Women with Osteoporosis

Phase 3 study designed with total hip BMD primary endpoint assessed at 12 months, rather than at 24 months

EB613 single tablet final commercial formulation (Next-Gen EB613) replaces multi-tablet EB613 as Phase 3 candidate, following successful bridging study

Topline data anticipated in the second half of 2028, approximately one year earlier than previously expected; Entera commits to a 12-month extension study to run in parallel with potential NDA review

TEL AVIV, March 4, 2026 -- Entera Bio Ltd. (NASDAQ: ENTX) ("Entera" or the "Company"), a leader in the development of oral peptide and protein replacement therapies, today announced the submission to the U.S. Food and Drug Administration (FDA) of a clinical amendment providing a streamlined Phase 3 protocol, statistical analysis plan (SAP), and open-label extension synopsis to the Company’s Investigational New Drug (IND) 505(b)(2) submission, to evaluate EB613 (Oral PTH(1-34), teriparatide). Entera anticipates FDA feedback within 60 days.

EB613 is the first oral anabolic (bone forming) tablet treatment in Phase 3 development for the treatment of osteoporosis. The FDA submission relies on the combination of Entera’s oral peptide platform, N-Tab®, the Listed Drug (LD) Forteo® (teriparatide SC injection, Eli Lilly), which has been in clinical use for over 20 years with a well-established benefit-risk profile, prior FDA alignment and recent landmark regulatory recognition of total hip BMD as an acceptable primary endpoint for fracture. Entera is seeking the same indications as Forteo®.

The planned Phase 3 trial will consist of a multinational, randomized, double-blind, placebo-controlled safety and efficacy study in 750 women with postmenopausal osteoporosis to evaluate the percentage change in total hip BMD from baseline to month 12 (rather than month 24) as the primary outcome measure. The required target enrolment for this study is significantly lower than previous development assumptions, substantially streamlining trial execution while accelerating the potential path to approval. The study is powered to demonstrate increases in total hip BMD, which are comparable with reported outcomes for Forteo® at 12 months, which is associated with a 60% to 80% relative reduction in vertebral fracture risk. EB613 achieved comparable increases in total hip BMD in its placebo-controlled 6-month Phase 2 study, as those reported for Forteo® at 6-months.  The 12-month phase 3 study and the scientific bridge to Forteo® are planned to be submitted in support of the NDA.

Importantly, Entera plans to advance the final single tablet formulation of EB613 (Next-Gen EB613) directly into the Phase 3, replacing the previous multi-tablet candidate. This strategic advancement positions the Company to pursue approval and commercialization of a simplified once-daily oral anabolic therapy without the need for future bridging development between formulations.

The Company expects to initiate the Phase 3 study in late 2026, with topline results anticipated in the second half of 2028 - approximately one year earlier than previously expected.

Additionally, Entera also submitted to the FDA a protocol synopsis for a 12-month open-label extension study in which participants would be randomized to EB613 through 12 or 24 months of treatment or transition to a standard of care anti-resorptive agent. The extension study is expected to run in parallel with the NDA review.

“This submission marks a pivotal inflection point for Entera and potentially enables us to get EB613 to patients faster,” said Miranda Toledano, Chief Executive Officer of Entera. “Our goal with EB613 is to democratize anabolic treatment and enable millions of women and men to protect their bones earlier and potentially deter the catastrophic consequences of fracture. In a silent and asymptomatic disease, access and ease of administration matters.”

About EB613

Substantial evidence supports the efficacy of anabolic therapies over bisphosphonates for lowering fracture risk in osteoporosis patients at high risk. However, all available anabolic therapies are administered by subcutaneous (SC) injection and used in a minority of eligible patients. Entera’s EB613 program (oral PTH (1-34), teriparatide), is being developed as the first oral, once-daily anabolic tablet treatment for osteoporosis. EB613 completed a phase 2, 6-month, 161-patient, placebo-controlled study that met all biomarker and BMD endpoints without significant safety concerns in women with postmenopausal osteoporosis or low BMD (JBMR 2024). EB613 produced rapid dose-proportional increases in biochemical markers of bone formation, reductions in markers of bone resorption, and increased lumbar spine, total hip, and femoral neck BMD. The effects of EB613 on trabecular and cortical bone using 3D-DXA showed increases with EB613 compared with placebo in a variety of indices, including integral volumetric BMD and trabecular volumetric BMD, cortical thickness, and cortical surface BMD. Mechanistically, the findings suggest that bone strengthening, and fracture resistance may occur rapidly with EB613. Furthermore, the data are consistent with those of published subcutaneous teriparatide at the 6-month time point.

About Osteoporosis

Osteoporosis is a chronic, progressive disorder in which bone resorption exceeds formation, resulting in decreased bone strength and increased susceptibility to fracture. Osteoporosis is a major and growing public health issue, responsible for over 2 million fractures annually in the US. After age 50, one in three women and one in five men will suffer an osteoporosis-related fracture in their remaining lifetime. Osteoporotic fractures lead to chronic pain, decreased quality of life, increased disability, and contribute to premature death. Studies show that up to 20-24% of hip fracture patients die within one year of the fracture. The total medical cost of osteoporotic fractures is projected to increase from $57 billion in 2018 to $95 billion by 2040, largely due to the aging population.  Postmenopausal women are at higher risk of developing osteoporosis-related fractures, particularly in the hip, spine, and wrist. The mechanism for low BMD in postmenopausal women is primary estrogen deficiency, which leads to accelerated bone loss, especially in the first 5-10 years after menopause. Forteo® (Eli Lilly) was first approved by FDA in 2002 for the treatment of postmenopausal women with osteoporosis and subsequently for treatment of men with primary or hypogonadal osteoporosis at high risk for fracture, and for osteoporosis associated with sustained systemic glucocorticoid therapy.

About Entera Bio

Entera is a clinical stage company focused on developing oral peptide and protein replacement therapies for significant unmet medical needs where an oral tablet form holds the potential to transform the standard of care. The Company leverages a disruptive and proprietary technology platform (N-Tab®) and its pipeline of first-in-class oral peptide programs. The Company’s most advanced product candidate, EB613 (oral PTH(1-34)), is being developed as the first oral, osteoanabolic (bone building) once-daily tablet for osteoporosis. A placebo-controlled, dose-ranging Phase 2 study of EB613 tablets (n= 161) met primary (PD/bone turnover biomarker) and secondary endpoints (BMD). Entera is also developing the first oral Long Acting PTH(1-34) tablet as a replacement therapy for patients with hypoparathyroidism (EB612), the first oral oxyntomodulin, a dual targeted GLP1/glucagon peptide tablet for the treatment of obesity and metabolic syndromes; and the first oral GLP-2 tablet as an injection-free alternative for patients suffering from rare malabsorption conditions such as short bowel syndrome in collaboration with OPKO Health, Inc. For more information on Entera Bio, visit www.enterabio.com or follow us on LinkedIn, Twitter, and Facebook.

Cautionary Statement Regarding Forward Looking Statements
Various statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Words such as, but not limited to, "anticipate," "believe," "can," "could," "expect," "estimate," "design," "goal," "intend," "may," "might," "objective," "plan," "predict," "project," "target," "likely," "should," "will," and "would," or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Important factors that could cause actual results to differ materially from those reflected in Entera's forward-looking statements include, among others: changes in the interpretation of clinical data; results of our clinical trials; the FDA's interpretation and review of our results from and analysis of our clinical trials; unexpected changes in our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates; the potential disruption and delay of manufacturing supply chains; loss of available workforce resources, either by Entera or its collaboration and laboratory partners; impacts to research and development or clinical activities that Entera may be contractually obligated to provide; overall regulatory timelines; the size and growth of the potential markets for our product candidates; the scope, progress and costs of developing Entera's product candidates; Entera's reliance on third parties to conduct its clinical trials; Entera's ability to establish and maintain development and commercialization collaborations; Entera's operation as a development stage company with limited operating history; Entera's competitive position with respect to other products on the market or in development for the treatment of osteoporosis, hypoparathyroidism, short bowel syndrome, obesity, metabolic conditions and other disease categories it pursues; Entera's ability to continue as a going concern absent access to sources of liquidity; Entera's ability to obtain and maintain regulatory approval for any of its product candidates; Entera's ability to comply with Nasdaq's minimum listing standards and other matters related to compliance with the requirements of being a public company in the United States; Entera's intellectual property position and its ability to protect its intellectual property; and other factors that are described in the "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Entera's most recent Annual Report on Form 10-K filed with the SEC, as well as Entera's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance that the actual results or developments anticipated by Entera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Entera. Therefore, no assurance can be given that the outcomes stated or implied in such forward-looking statements and estimates will be achieved. Entera cautions investors not to rely on the forward-looking statements Entera makes in this press release. The information in this press release is provided only as of the date of this press release, and Entera undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Company Contact:

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